Exhibit 1

                    CONVERTIBLE NOTE PURCHASE AGREEMENT

                                   AMONG

                         GILAT COMMUNICATIONS LTD.

                                    AND

                   SHAMROCK HOLDINGS OF CALIFORNIA, INC.





                         Dated as of June 30, 2000

          THIS CONVERTIBLE NOTE PURCHASE AGREEMENT, dated as of June 30, 2000 (this "Agreement"), is made among Gilat Communications Ltd., an Israeli public company with its Ordinary Shares listed on Nasdaq (the "Company") and Shamrock Holdings of California, Inc., a California corporation ("SHI", and, together with its permitted transferees and assigns, collectively referred to as the "Purchasers").

          WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Purchasers wish to purchase from the Company, and the Company wishes to issue and sell to the Purchasers, 7% Convertible Notes due 2004 (together with any additional notes issued pursuant to the terms thereof, the "Notes") in the aggregate principal Face Amount of $25 million;

          WHEREAS, the Notes shall be convertible (under the circumstances described herein) into of the Company's Ordinary Shares NIS 0.01 par value per share (the "Ordinary Shares"); and

          WHEREAS, the Purchasers and the Company desire to provide for such purchase and sale and to establish various rights and obligations in connection therewith.

          NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and agreements herein set forth, the parties hereto agree as follows:

     1.   Issuance and Sale of Notes.
          --------------------------

          1.1. Definitions. Certain capitalized terms used in the Agreement are defined in Section 6.1 hereof; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

          1.2. Issuance, Purchase and Sale. Upon the terms and subject to the conditions set forth herein, the Company is issuing and selling to the Purchasers, and the Purchasers are purchasing from the Company, the Notes for an aggregate cash purchase price of $25 million (the "Purchase Price"). The Notes shall be in the form of Exhibit 1.2.

          1.3. Closing. The closing of the transactions contemplated hereby (the "Closing") will take place simultaneously with the execution hereof at the offices of Fried, Frank, Harris, Shriver and Jacobson, New York, New York.

          1.4. Deliveries by the Company. At the Closing, the Company is delivering to each Purchaser (and to such other parties as otherwise set forth below) the following:

               (i) duly executed Notes in the principal amount in the Purchaser's name;

               (ii) an opinion of Arnold & Porter, the Company's U.S. legal counsel; an opinion of Kleinhendler & Halevy, the Company's Israeli legal counsel, and addressed to the Purchaser, in the forms of Exhibit 1.4ii(a) and 1.4ii(b);

               (iii) an Officers' Certificate in the form attached herewith as Exhibit 1.4iii, dated as of the date hereof, certifying that
          (A) the representations and warranties contained in Section 2 hereof are true and correct in all respects (B) all necessary waivers, consents and approvals to or of the transactions contemplated by this Agreement shall have been obtained, including, without limitation, approval from the Israeli Investment Center; and (C) the transactions contemplated hereby have been approved and adopted by the requisite vote of board of directors of the Company in accordance with applicable Law, the applicable rules of NASDAQ and the Company's Articles of Association and Memorandum of Association,

               (iv) a copy of the minutes or resolutions of the Board of Directors in the form attached herewith as Exhibit 1.4iv (i) adopting the execution of each of the Transaction Documents and the performance of the transactions contemplated by the Transaction Documents, and (ii) the appointment of an individual designated by the Purchasers to the Board of Directors, if so requested by the Purchasers prior to the date hereof, which minutes or resolutions shall be certified by the Company's Chairman of the Board of Directors or the Company's Secretary as true, correct and effective as of the date hereof;

               (v) a duly executed copy of the Registration Rights Agreement attached as Exhibit 1.4v;

               (vi) payment of a funding fee of $325,000 to an account designated by Shamrock Capital Advisors, Inc., financial adviser to the Purchaser; and

               (vii) such other instruments and documents as reasonably requested by the Purchaser.

          1.5. Deliveries by the Purchaser. At the Closing, the Purchaser is delivering the Purchase Price to an account designated by the Company.

     2.   Representations and Warranties of the Company.
          ----------------------------------------------

          The Company represents and warrants to each Holder as follows:

          2.1. Organization; Subsidiaries. (a) Each of the Company and its Subsidiaries (as listed on Schedule 2.1, which indicates their respective jurisdictions of organization), is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization with all requisite corporate power and authority to lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which it currently carries on business, except where the failure to be so qualified or licensed or be in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company and its Subsidiaries considered as a whole. True and complete copies of the Articles of Association and the Memorandum of Association of the Company, each as amended to date, have been delivered to the Purchasers.

          (b) Except as set forth on Schedule 2.1(b), the Company does not own, directly or indirectly, or have the right or obligation to acquire, any interest in any business association or other Person. Except as set forth in Schedule 2.1(b), the Company has no direct or indirect obligation to make any future capital contribution or other investment in any Person.

          2.2. Due Authorization. The Company has all right, power and authority to enter into, deliver and perform the Transaction Documents and to consummate the transactions contemplated thereby. The execution and delivery of each Transaction Document by the Company and the performance by it of the transactions contemplated thereby (including, without limitation, the issuance and sale of the Notes, and issuance of Ordinary Shares upon conversion of the Notes) and compliance by the Company with all the provisions of each Transaction Document (as applicable) have been duly authorized by all requisite corporate proceedings on the part of the Company and no other proceedings on the part of the Company in connection with the Company's issuance of the Notes to be issued pursuant to this Agreement and to the Company's entering into the Transaction Documents are necessary to authorize the execution and delivery of the Agreements by the Company or the performance by the Company of its obligations thereunder. Each of the Transaction Documents has been duly executed and delivered on behalf of the Company, and each such Transaction Document constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or (ii) is subject to general principles of equity. The Ordinary Shares issuable upon conversion of the Notes have been validly reserved for issuance and, upon issuance, will be validly issued and outstanding, fully paid and nonassessable.

          2.3. Capitalization. The authorized capital stock of the Company consists of (i) 1,000,000,000 Ordinary Shares, of which, as of the date hereof, 11,792,238 shares are issued and outstanding, and 643,660 shares are reserved for issuance upon the exercise of outstanding stock options pursuant to the Company's share and option plans, 46,420 shares are reserved for issuance upon the exercise of an outstanding warrant and 400,340 shares are reserved for issuance upon the allotment and exercise of stock options pursuant to the Company's share and option plans. All of the outstanding Ordinary Shares are validly issued and are fully paid and nonassessable. No class of Capital Stock of the Company is entitled to preemptive rights. Except as set forth on Schedule 2.3(a), there are no outstanding options, warrants, subscription rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any class of Capital Stock of the Company, or Contracts, by which the Company is or may become bound to issue additional shares of its Capital Stock or options, warrants or other rights to purchase or acquire any shares of its Capital Stock. Except as set forth on Schedule 2.3(b), no warrants, bonds, debentures, notes or other Indebtedness or other security having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of the Company may vote were issued or outstanding. Except as set forth on
Schedule 2.3(c) or as contemplated by the Transaction Documents, the Company is not a party to, and, to the Company's best knowledge, there is, and immediately after the Closing, there will be, no agreement, restriction or encumbrance (such as a preemptive or similar right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, shareholders' agreement, etc., whether or not the Company is a party thereto) with respect to the purchase, sale or voting of any shares of Capital Stock of the Company (whether outstanding or issuable upon conversion, exchange or exercise of outstanding securities) or other securities of the Company pursuant to any provision of Law, the Articles of Association or Memorandum of Association, any agreement or otherwise. Except as set forth on Schedule 2.3(d) or as contemplated by the Transaction Documents, no Person has the right to nominate or elect one or more directors of the Company. Immediately (i) prior to the transactions contemplated hereby, the Company's capitalization on a fully-diluted basis will be as set forth in Schedule 2.3(e), and (ii) following the transactions contemplated hereby, the Company's capitalization on a fully-diluted basis will be as set forth in Schedule 2.3(f). The Company has not declared or paid any dividend or made any other distribution of cash, stock or other property to its stockholders since December 31, 1999. All registers required to be kept by the Company under the provisions of the Companies Ordinance (New Version) 5743-1983 or the Companies Law, 1999 (the "Company Laws") are true and accurate in all respects. All returns, particulars, resolutions and other documents required to be filed with or delivered to the Registrar of Companies in respect of the Company have been properly filed or delivered in a timely manner.

          2.4. No Violation. The execution and delivery by the Company of the Transaction Documents, the performance by the Company of its obligations thereunder and the consummation by it of the transactions contemplated thereby will not (a) violate any provision of Law applicable to the Company or any of its Subsidiaries, or (b) require the consent, waiver, approval, license or authorization of or any filing by the Company with any person or Governmental Entity, or (c) violate, result (with or without notice or the passage of time, or both) in a breach of or give rise to the right to accelerate, terminate or cancel any obligation under or constitute (with or without notice or the passage of time, or both) a default under, any of the terms or provisions of any charter, articles of association, memorandum of association or bylaw, partnership agreement, indenture, mortgage, agreement, contract, order, judgment, ordinance, regulation or decree to which the Company or any of its Subsidiaries is subject or by which the Company or any of its Subsidiaries is bound.

          2.5. Brokers. Except as set forth in Section 1.4(vi) hereof, the Company has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement.

          2.6. Foreign Private Issuer. The Company is a "foreign private issuer," as defined in Rule 3b-4 of the Exchange Act.

          2.7. SEC Reports. Since its initial public offering in December 1997, the Company has timely filed with the SEC all reports, filings and registration statements required to be filed by it as a foreign private issuer listed on the Nasdaq National Market pursuant to the federal securities laws and has made all other filings with the SEC required to be made therewith (collectively and together with (i) the Company's Registration Statement on Form F-1, (ii) the Company's Registration Statement on Form F-3 (SEC File No. 333-11684), submitted to the SEC on March 20, 2000, (iii) the Company's draft registration statement on Form F-3, confidentially submitted to the SEC on April 19, 2000 and (iv) the Company's Form 20-F, submitted to the SEC on June 26, 2000, the "SEC Filings"). Each of the SEC Filings did not (as of their respective effective dates, or in the case of the draft Form F-3 submitted to the SEC on April 19, 2000 and the Form 20-F, as of its filing date) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, was in compliance in all material respects with the requirements of its respective report form and as of the date hereof there is no fact or facts not disclosed in the SEC Filings that relate specifically to the Company and its Subsidiaries and that could, individually or in the aggregate, have a Material Adverse Effect. The Company has fully complied with the Israeli Securities Law of 1968 and with the applicable term of any exemption granted thereunder, including the timely filing of all reports, filings, proxy materials and registration statements required to be filed by it under Israeli Law. The Company acknowledges that the Purchasers are relying in part on the SEC Filings with respect to their purchase of the Notes pursuant to this Agreement.

          2.8. Financial Statements. Attached hereto as Schedule 2.8(a) are
(i) balance sheets of the Company and its Subsidiaries as at December 31, 1999 and December 31, 1998, and statements of operations, cash flow and stockholders' equity for each of the fiscal years then ended, audited by the Company's independent public accountants, each including the accompanying notes and (ii) an unaudited balance sheet and statement of operations, cash flow and stockholders' equity for the three months ended March 31, 2000 (the "Financial Statements"). Such balance sheets of the Company and its Subsidiaries and the notes thereto present fairly the financial position of the Company and its Subsidiaries as at the respective dates thereof, and such statements of operations, cash flow and stockholders' equity of the Company and the notes thereto present fairly the results of operations, cash flow and stockholders' equity of the Company for the periods therein referred to, all in accordance with GAAP, except as set forth on Schedule 2.8(a) which lists the material differences between Israeli GAAP and GAAP applicable to such Financial Statements. Except as set forth on Schedule 2.8(b), the Company is not subject to any Liabilities, except (i) Liabilities in the respective amounts specifically reflected or specifically reserved against in the Company's balance sheets specified in this Section 2.8 or (ii) Liabilities incurred in the ordinary course of business since March 31, 2000 and immaterial in amount and consistent with past practice.

          2.9. Listing of Ordinary Shares. The outstanding Ordinary Shares are listed on the Nasdaq National Market, and the Company's listing agreement with respect thereto is in full force and effect. No action has been taken or threatened by Nasdaq with respect to the delisting or suspension from trading of the Ordinary Shares. The Ordinary Shares issuable upon conversion of any of the Notes will be listed on the Nasdaq National Market, and upon the registration of such Ordinary Shares or in reliance upon an exemption from applicable registration requirements, such Ordinary Shares will be freely transferable and tradeable by the holders thereof on the Nasdaq National Market.

          2.10. Litigation. (a) Except as set forth on Schedule 2.10, there is no Litigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its or their properties or assets by or before any court, arbitrator or other Governmental Entity. Except as disclosed in Schedule 2.10, to the knowledge of the Company, there is no basis for a claim or potential claim affecting the Company or any of its Subsidiaries which could have a Material Adverse Effect.

          (b) The Company is not in default under or in breach of any Order of any court, arbitrator or other Governmental Entity, and the Company is not subject to or a party to any Order of any court, arbitrator or other Governmental Entity arising out of any claim, demand, notice, action, suit or proceeding under any Law.

          2.11. Title to Properties; Insurance. (a) Except as set forth on
Schedule 2.11(a) or in the SEC Filings, the Company has good and valid title to, or, in the case of property leased by it as lessee, a valid and subsisting leasehold interest in, its properties and assets, free of all Liens.

          (b) All of the material assets of the Company are covered by insurance with insurers against risks of liability, casualty and fire and other losses and liabilities customarily obtained to cover comparable businesses and assets in amounts, scope and coverage that are consistent with prudent industry practice. The Company is not in default with respect to its obligations under any such insurance policy maintained by it. All such policies and other instruments are in full force and effect. The Company has not failed to give any notice or present any claim under any such insurance policy in due and timely fashion or as required by any of such insurance policies. The Company has not otherwise, through any act, omission or non-disclosure, jeopardized or impaired full recovery of any claim under such policies, and there are no claims by the Company under any of such policies to which any insurance company is denying liability or defending under a reservation of rights or similar clause. The Company has not received notice of any pending or threatened termination of any of such policies or any premium increases for the current policy period with respect to any of such policies and the consummation of the transactions contemplated by the Transaction Documents will not result in any such termination or premium increase.

          2.12. Consents, etc. Except as set forth on Schedule 2.12, the Company is not required to obtain any consent, approval or authorization of, or to make any registration, declaration or filing with, any Governmental Entity or third party as a condition to or in connection with the valid execution and delivery of any of the Transaction Documents (including, without limitation, the issuance and sale of the Notes, or the issuance of any of the Ordinary Shares upon conversion of the Notes) or the performance by the Company of its obligations in respect of any thereof, except for (i) filings required pursuant to U.S. state and federal securities laws to effect any registration of Securities pursuant to this Agreement and the Registration Rights Agreement and (ii) the filing on Form 6-K under the Exchange Act to report the consummation of the transactions contemplated hereby.

          2.13. No Material Adverse Change. Since December 31, 1999, no event has occurred or failed to occur that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          2.14. Taxes. Except as set for on Schedule 2.14:

               (a) The Company and each of its Subsidiaries (i) has timely filed (or has timely and properly obtained an extension for filing and made all deposits or payments required therewith) all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by the Company, all of which Tax Returns are true, correct and complete in all material respects (including, without limitation, all Tax Returns required under the laws of the State of Israel), (ii) has within the time and manner prescribed by Law paid all Taxes required to be paid in respect of the periods covered by such Tax Returns or otherwise due to any Governmental Entity, (iii) has established and maintained on its books and records, accruals and reserves that are adequate for the payment of all Taxes not yet due and payable and attributable to any period preceding the date hereof, and (iv) has not received notice of any deficiencies for any Tax from any Governmental Entity against the Company or its Subsidiaries, which deficiency has not been satisfied. Neither Company nor any Subsidiary is the subject of any currently ongoing audit or judicial or administrative proceeding relating to Taxes, nor is any such audit pending or, to the Company's knowledge, threatened. The accruals and reserves for Taxes on the Company's consolidated balance sheet as of December 31, 1999 and as of December 31, 1998 included in the SEC Filings are complete and adequate in all respects to cover any and all Liabilities of the Company and its Subsidiaries for Taxes through such date. The Company has no knowledge, or any reasonable grounds to know, of any tax deficiencies which might be assessed against the Company or any of its Subsidiaries. There are no Liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Company or its Subsidiaries (other than Liens for Taxes not yet due). No claim has been made or threatened by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by such jurisdiction. Neither the Company nor any of its Subsidiaries is or has been a party to any Tax sharing agreement.

               (b) The Company and its Subsidiaries have duly withheld or collected all Taxes required by Law to have been withheld or collected (including Taxes required by Law to be withheld or collected in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party) and any such amounts required to be remitted to a Governmental Entity have been timely remitted. The Company is an Israeli Approved Enterprise. Schedule 2.14 sets forth (i) the effective income Tax rate applicable to the Company for its last completed fiscal year and (ii) the portions of the Company which are Israeli Approved Enterprises and their respective effective income Tax rates for the current fiscal year.

          2.15. Labor Relations. Except as set forth in Schedule 2.15, no unfair labor practice complaint or any complaint alleging sexual harassment or sex, age, race or other employment discrimination has been brought during the last three years against the Company or any of its Subsidiaries before any Governmental Entity, nor is there any charge, investigation (formal or informal) or complaint pending, or to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries regarding any labor or employment matter. There have been no governmental audits of the equal employment opportunity practices of the Company or any of its Subsidiaries and, to the knowledge of the Company, no reasonable basis for any such audit exists. The Company and its Subsidiaries (i) are in compliance with all applicable material Laws respecting employment, employment practices, labor, terms and conditions of employment, collective bargaining and wages and hours and (ii) have withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to its employees.

          2.16. Intellectual Property Rights. (a) The Company and its Subsidiaries (i) own or have the right to use, free and clear of all Liens, claims and restrictions, all Intellectual Property used and held for use in the conduct of its business as now conducted without infringing upon or violating, any right, Lien, or claim of others, including without limitation former employees and former employers of its past and present employees, and, (ii) except as described in Schedule 2.16, which lists by payee the amount of royalties or fees in excess of $100,000 per year that the Company or any of its Subsidiaries is obligated to pay, are not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.

          (b) Any and all Intellectual Property of any kind, relating to the business of the Company or any of its Subsidiaries, currently being developed by any employee of the Company or any Subsidiary while in the employ of the Company or such Subsidiary, shall be the property solely of the Company or such Subsidiary. The Company and its Subsidiaries have taken security measures to protect the secrecy, confidentiality and value of all the Intellectual Property, which measures are reasonable and customary in the industry in which the Company operates. Each of the Company's and its Subsidiaries' employees and other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed the Intellectual Property, or who has a knowledge of or access to information about the Intellectual Property, have entered into a written agreement with the Company or such Subsidiary, in form and substance satisfactory to the Company's management and reasonable and customary in the industry in which the Company operates (the "Proprietary Information Agreement") regarding the Company's or its Subsidiaries' ownership and treatment of the Intellectual Property.

          (c) Neither the Company nor any Subsidiary has received any communications alleging that the Company or any Subsidiary has violated or by conducting its business as proposed, would violate, any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. None of the Company's or any of its Subsidiary's employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of the Company or that would conflict with the Company's or any of its Subsidiaries' business as conducted and proposed to be conducted. Neither the execution nor delivery of the Transaction Documents, nor the carrying on of the Company or such Subsidiary, nor the conduct of the Company's or any of its Subsidiaries' business, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under any contract, covenant or instrument under which any of such employees is now obligated. It is not, and will not become, necessary to utilize any inventions of any of the Company's or any of its Subsidiary's employees (or people the Company or any Subsidiary of the Company currently intends to hire) made prior to their employment by the Company or such Subsidiary other than those that have been assigned to the Company pursuant to the Proprietary Information Agreement signed by such employee.

          2.17. Compliance with Laws. Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws and Orders, including without limitation, the provisions of the Law for Encouragement of Capital Investments, 1959, applicable to the Company and the terms of any "Approval Letter" issued to the Company thereunder and its extensions, amendments and supplements, if any. No Order has been issued nor any Law enacted which prevents, nor does any Law prohibit the consummation of, the transactions contemplated by any of the Transaction Documents. Except as set forth on Schedule 2.17(a), the Company and its Subsidiaries have such licenses, franchises, permits and other approvals or authorizations from governmental regulatory authorities ("Permits") as are necessary under applicable law to own their respective properties and to conduct their respective businesses in the manner now being conducted and as described in (i) the Company's Form 20-F, filed with the SEC on June 26, 2000 and as updated from time to time thereafter on Form 6-K and (ii) the Company's draft Registration Statement on Form F-3 confidentially submitted to the SEC on April 19, 2000 including, without limitation licenses required to be issued by the Israeli Ministry of Communications or under the Israeli Telecommunications Law; and the Company and its Subsidiaries have fulfilled and performed all of their respective obligations with respect to such Permits, except where the failure to hold such Permits or perform such obligations would not have a Material Adverse Effect. Except as set forth on Schedule 2.17(b) or otherwise in this Agreement, (a) there are no citations, fines or penalties heretofore asserted against the Company or its Subsidiaries under any Law individually in excess of $2,000 (including any expected remediation costs) which remain unpaid or which otherwise bind any assets material to the Company and its Subsidiaries, and
(b) the Company or any of its Subsidiaries has not received any notice from any Governmental Entity with respect to any violation of any Law.

          2.18. Conflicting Agreements and Articles of Association Provisions. Neither the Company nor any of its Subsidiaries have entered into any Contract and neither the Company nor any of its Subsidiaries is subject to any Articles of Association or Memorandum of Association provision or any Order that in any case could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the execution and delivery of any of the Transaction Documents, the issuance, sale and delivery of the Notes, the issuance of Ordinary Shares upon conversion of the Notes and the fulfillment of or compliance with the terms and provisions hereof or thereof will conflict with or result in a breach of the terms, conditions, or provisions of, or give rise to a right of termination under, or constitute a default under, or result in the creation of any Lien, or result in any violation of, the Articles of Association or Memorandum of Association or other organizational documents of the Company or any of its Subsidiaries or any Contract of the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary is in breach or default under any material provision of its Contracts, to the knowledge of the Company, no breaches or defaults under such Contracts are threatened and, to the knowledge of the Company, no other party to such Contracts is in breach or default under such Contracts. No event has arisen that, with or without notice or the passage of time or both, is likely to result in a breach or default by any party under any material provision of any Contract of the Company or any of its Subsidiaries.

          2.19. Offering of the Securities. In connection with this offering, neither the Company nor any Person acting on its behalf has offered the Securities or any similar securities of the Company for sale to, solicited any offers to buy the Securities or any similar securities of the Company from or otherwise approached or negotiated with respect to the Company with any Person other than the Purchasers and other "accredited investors" (as defined in Rule 501(a) under the Securities Act). Neither the Company nor any Person acting on its behalf has taken, or, except as contemplated hereby, will take, any action (including, without limitation, any offering of any securities of the Company under circumstances that would require the integration of such offering with the offering of the Securities under the Securities Act) that could reasonably be expected to subject the offering, issuance or sale of the Securities to the registration requirements of Section 5 of the Securities Act or violate the provisions of any securities, "blue sky", or similar law of any applicable jurisdiction.

          2.20. Existing Indebtedness; Future Liens. (a) Schedule 2.20 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of the date hereof. Neither the Company nor any of its Subsidiaries has breached any material provisions of, and is not in default under, any such Indebtedness, no waiver of default under any such Indebtedness is currently in effect, and no event or condition exists with respect to any such Indebtedness that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment. Neither the Company nor any of its Subsidiaries has received any notice from any Person declaring or threatening to declare any Indebtedness owed by the Company or any of its Subsidiaries to such Person due and payable prior to the stated maturity of such Indebtedness or before its regularly scheduled dates of payment.

          (b) Neither the Company nor any of its Subsidiaries has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to any Lien (other than Permitted Liens).

          2.21. Environmental Matters. The Company has no knowledge of any claim and has not received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their real properties now or formerly owned, leased or operated by it or other assets, alleging any damage to the environment or violation of any Environmental Laws. The Company has no knowledge of any facts that would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or affecting real properties now or formerly owned, leased or operated by the Company or any of its Subsidiaries or to other assets or their use. Neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by it and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws. All buildings on all real properties now owned, leased or operated by the Company are in compliance with applicable Environmental Laws.

          2.22. Absence of Certain Developments. Except as set forth on
Schedule 2.22 or except as expressly contemplated by this Agreement, since December 31, 1999, neither the Company nor any of its Subsidiaries has:

          (a) issued any bonds or other debt securities or any equity securities;

          (b) borrowed any amount or incurred or become subject to any liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

          (c) discharged or satisfied any Lien or paid any obligation or liability, other than current liabilities paid in the ordinary course of business, or other obligation or liability in an amount in excess of $100,000 in the aggregate;

          (d) declared or made any payment or distribution of cash or other property to its stockholders with respect to its Ordinary Shares or purchased or redeemed any shares of its capital stock;

          (e) mortgaged or pledged any of its properties or assets or subjected them to any Lien, except Liens for current property taxes not yet due and payable;

          (f) sold, assigned or transferred any of its tangible assets, except in the ordinary course of business, or cancelled any debts or claims;

          (g) sold, assigned or transferred any Intellectual Property;

          (h) suffered any extraordinary losses or waived any rights of Material value, whether or not in the ordinary course of business or consistent with past practice;

          (i) made capital expenditures or commitments other than those capital expenditures and commitments set forth in the Company's operating budget for fiscal year 2000, previously provided in writing to the Purchaser;

          (j) entered into any other transaction other than in the ordinary course of business or entered into any other material transaction, whether or not in the ordinary course of business;

          (k) made any loans or advances to, guarantees for the benefit of, or any investments in, any executive officer, director, Affiliate or stockholder of the Company or its Subsidiaries in excess of $100,000 in the aggregate;

          (l) suffered any damage, destruction or casualty loss exceeding in the aggregate US $250,000, whether or not covered by insurance.

          2.23. Assets. The Company and its Subsidiaries have good and marketable title to, or a valid and subsisting leasehold interest in, the properties and assets used by them, located on their premises or reflected on the latest consolidated balance sheet of the Company included in the Financial Statements (the "Latest Balance Sheet"), free and clear of all Liens, except as disclosed on the Latest Balance Sheet. The Company's and its Subsidiaries' buildings, equipment and other tangible assets are in good operating condition and are fit for use in the ordinary course of business.

          2.24. Employees. (a) Particulars of all the officers, employees and consultants of the Company and its Subsidiaries including all benefits payable or which the Company or its Subsidiaries are bound to provide (whether now or in the future) to each officer, employee and consultant of the Company have been properly disclosed (i) in the SEC Filings to the extent required and (ii) in any filings required under applicable Israeli securities laws to the extent required, and are true and correct in all Material respects as disclosed in such SEC Filings and Israeli securities law filings.

          (b) No key employee of the Company or any of its Subsidiaries has been dismissed in the last twelve (12) months or has given notice of termination of employment.

          (c) It is the policy of the Company and its Subsidiaries to enter into agreements with each of their respective officers, employees and consultants containing provisions relating to non-disclosure, non-competition and assignment of proprietary rights. The Company and its Subsidiaries use their best efforts to ensure that this policy is enforced.

          (d) The Company has made adequate provision in accordance with Israeli GAAP for its employees on account of wages, severance pay, pension funds, redemption of annual leave or otherwise, whether required by Law or pursuant to an agreement, with respect to the period up to and including the date hereof, and such obligations are accurately reflected in the Financial Statements.

          2.25. Solvency. The Company is not, and, after giving effect to the issuance of the Notes and the application of the proceeds therefrom, will not be, insolvent within the meaning of Title 11 of the United States Code or any comparable provision of Israeli law.

          2.26. Foreign Corrupt Practices Act and Similar Laws. The activities of each of the Company and its Subsidiaries and its officers, directors and employees have complied, and the operations of each of the Company and its Subsidiaries and the activities of the officers, directors and employees of each of the Company and its Subsidiaries have complied with all applicable Laws governing corrupt or illicit business practices, including, without limitation, laws dealing with improper or illegal payments, gifts or gratuities and/or the payment of money or anything of value directly or indirectly to any person (whether a government official or private individual) for the purpose of illegally or improperly inducing any person or government official, or political party or official thereof, or any candidate for any such position, in making any decision or improperly assisting any person in obtaining or retaining business or taking any other action favorable to such person, and/or dealing with business practices in relation to foreign investments.

          2.27. Certain Relationships. Except as set forth on Schedule 2.27, no material relationship, direct or indirect, exists between or among the Company or its Subsidiaries on the one hand and the directors, officers, or shareholders of the Company, on the other hand, other than in the ordinary course of the Company's business (but excluding any contractual commitments in excess of $10,000 between or among such Persons), nor any relationship exists between or among the Company or its Subsidiaries on the one hand and any of its customers or suppliers on the other hand, in value exceeding, with respect to any customer or supplier, 10% of the revenues or profits of the Company, on a consolidated basis, all except those described in the SEC Filings, including without limitation items required to be disclosed under Item 13 of Form 20-F of the rules and regulations of the Securities and Exchange Commission under the Securities Act if the Company were to file a Form 20-F as of the date hereof. Except as set forth on Schedule 2.27, no officer or management employee of the Company or any of its Subsidiaries has any interest in any Person that is engaged in a business which is in competition with that of the Company or any of its Subsidiaries (other than holding less than 2% of the outstanding shares in publicly traded competing company), or is a party to any contract which may interfere with the use of his or her best efforts to carry on his or her duties for the Company or any of its Subsidiaries, to promote the best interests of the Company and its Subsidiaries or which may conflict with the Company's business as conducted and as proposed to be conducted. Notwithstanding anything to the contrary in this Section 2.27, Schedule
2.27 sets forth a true and correct description of all material current and proposed transactions and agreements between and among the Company and Gilat Satellite Networks Ltd. ("Gilat Satellite"). All such transactions and agreements with Gilat Satellite were entered into in good faith and on an arm's-length basis.

          2.28. HSR Act. As of the date hereof, the transactions contemplated by this Agreement are exempt from the requirements of the HSR Act because, for each of the fiscal years ended December 31, 1998 and December 31, 1999, (i) the aggregate book value of the Company's consolidated assets located in the U.S. (other than investment assets, voting or nonvoting securities of another person, and assets included pursuant to ss.801.40(c)(2) of the HSR Act) was less than $15 million, and
(ii) the Company's aggregate consolidated sales in or into the U.S. were less than $25 million. For purposes of this Section 2.29, the "Company" shall include all entities "controlled" by the Company, directly or indirectly, within the meaning of such term as defined in ss.801.1(b) of the HSR Act.

          2.29. Disclosure. The Transaction Documents and schedules thereto and certificates and any other document furnished or to be furnished to any Purchaser by or on behalf of the Company in connection with the transactions contemplated hereby is, and shall be, true, correct and complete and do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. There is no fact or information relating to the Company or its Subsidiaries that could reasonably be expected to be material to the Company or on the ability of the Company to perform the Transaction Documents or which might have materially adversely affected the terms of the transactions contemplated hereby that has not been disclosed to the Purchasers in writing or in the SEC Filings.

          2.30. Jurisdiction. Under the laws of the State of Israel, the submission by the Company to the exclusive jurisdiction of any federal or state court located in the Southern District of New York and the designation of the law of the State of New York to apply to the Transaction Documents will be binding upon the Company and, if properly brought to the attention of the court or administrative body in accordance with the laws of the State of Israel, will be enforceable in any judicial or administrative proceeding in Israel.

          2.31. Operation of Business. The Company currently has valid and enforceable contractual commitments for the use of VSAT equipment and the lease of time access with satellite operators, including, without limitation, Intelsat, AMOS 1 and Eutelsat, in sufficient capacity to meet its present and contemplated business requirements and strategic objectives as disclosed in its SEC Filings, including, without limitation, the Company's planned expansion of its interactive distant learning product offerings and distribution channels.

          2.32. Seniority of Notes. The Notes shall rank senior to all other existing Indebtedness of the Company and its Subsidiaries (including Intercompany Indebtedness) existing as of the date hereof, other than Senior Debt incurred under the Credit Agreements.

          2.33. Gilat DBS, Inc. The rights to purchase an equity interest in Gilat DBS, Inc. distributed to the Company's shareholders prior to the date hereof permit the holders of the rights to acquire an equity interest in Gilat DBS, Inc. at a price not less than the fair market value of such equity interest at the time of distribution.

          2.34. Material Customers. For the fiscal year ended December 31, 1999, no one customer of the Company or its Subsidiaries accounted for more than 5% of the net sales of the Company and its Subsidiaries. None of the top 15 customers of the Company and its Subsidiaries (based on percentage of net sales over the last twelve months) (each, a "Material Customer") has during the last twelve months decreased materially or, to the knowledge of the Company, threatened to decrease or limit materially its purchase of products and services from the Company and its Subsidiaries. There has not been, and to the knowledge of the Company, there has not been threatened, any termination, cancellation or limitation of, or any material modification or change in, the business relationships of the Company with any Material Customer. To the knowledge of the Company, there will not be any such change in relations with Material Customers of the Company or triggering of any right of termination, cancellation or penalty or other payment in connection with or as a result of transactions contemplated by this Agreement.

          2.35. Authorized Training Center. The Company (either directly or through one of its Subsidiaries) is an authorized training center for Compaq, Microsoft, Oracle, Sun Authorized Java Center, Novell and Cisco Systems. There has not been and, to the knowledge of the Company, there has not been threatened, any termination, cancellation or limitation of, or any material modification or change in, the designation of the Company or any of its Subsidiaries as an authorized training center or any notification (written or oral) that such designation as an authorized training center will not, or is likely not to be, renewed.

     3. Representations and Warranties of the Purchasers. Each Purchaser, severally and not jointly, represents and warrants to the Company with respect to such Purchaser as follows:

          3.1. Organization and Qualification. Such Purchaser is duly organized, validly existing and in good standing under the laws of the state of its formation and has the power to own its respective property and to carry on its respective business as now being conducted. Such Purchaser is duly qualified to do business and in good standing in every jurisdiction in which the nature of the respective business conducted or property owned by it makes such qualification necessary, except where the failure to so qualify would not prevent consummation of the transactions contemplated hereby or reasonably be expected to have a material adverse effect on such Purchaser's ability to perform its obligations hereunder.

          3.2. Due Authorization. Such Purchaser has all right, power and authority to enter into, deliver and perform the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby. Such Purchaser's execution and delivery of each Transaction Document to which it is a party and the performance by such Purchaser of the transactions contemplated thereby and compliance by such Purchaser with all the provisions of each Transaction Document to which it is a party (as applicable) have been duly authorized by all requisite proceedings on the part of such Purchaser. Each of the Transaction Documents to which it is a party has been duly executed and delivered on behalf of such Purchaser, and each such Transaction Document constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its respective terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or (ii) is subject to general principles of equity.

          3.3. Acquisition for Investment. Such Purchaser is acquiring the Notes being purchased by it for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof except in compliance with all applicable securities Laws.

          3.4. Offering of Securities. Such Purchaser has not offered the Securities for sale by any means of general solicitation or general advertising including, but not limited to, any advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

          3.5. Accredited Investor. Such Purchaser is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act.

     4.   Registration, Exchange and Transfer of Notes.
          --------------------------------------------

          4.1. The Note Register; Persons Deemed Owners. The Company shall maintain, at its office designated for notices in accordance with Section 7.6, a register for the Notes (the "Note Register"), in which the Company shall record the name and address of the Person in whose name each Note has been issued and the name and address of each transferee and prior owner of each Note. The Company shall deem and treat the Person in whose name a Note is so registered as the Holder and owner thereof for all purposes and shall not be affected by any notice to the contrary, until due presentment of such Note for registration of transfer as provided in this Section 4.

          4.2. Issuance of New Notes Upon Exchange or Transfer. Upon surrender for exchange or registration of transfer of any Note at the office of the Company designated for notices in accordance with Section 7.6, the Company shall execute and deliver, at its expense, one or more new Notes as requested by the Holder of the surrendered Note, each dated the date so surrendered, but in the same aggregate Face Amount as such surrendered Note, and registered in the name of such Person or Persons as shall be designated in writing by such Holder. Every Note surrendered for registration of transfer shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the Holder of such Note or by his attorney-in-fact duly authorized in writing.

     5.   Payment of Notes.
          ----------------

          5.1. Home Office Payment. The Company will pay to each Holder or any transferee thereof all sums becoming due on the Notes (including all sums that become due on the Notes at the maturity thereof), at the account/address to be specified by such Holder or transferee for such purpose by notice to the Company, by wire transfer of immediately available funds, or at such other address or by such other method as such Holder or transferee shall have designated by notice to the Company. Before selling or otherwise transferring any Note, such Holder or transferee will make a notation thereon of the aggregate amount of all payments, if any, of the Face Amount thereof, theretofore made.

          5.2. Interest and Principal. Unless otherwise provided herein, payment of interest on and the Face Amount of each Note shall be due and payable as provided in the Notes.

          5.3. Seniority of Notes. (a) The Notes shall rank senior to all Indebtedness of the Company and its Subsidiaries (including Intercompany Indebtedness) existing as of the date hereof or hereafter incurred other than Senior Debt. The Notes may be subordinated only to Senior Debt. The Notes may rank pari passu with the New Notes that may be issued by the Company in compliance with Section 5(u) of the Notes.

          (b) Except to the extent provided in Section 5.3(a) above, neither the Company nor any of its Subsidiaries shall assume or incur any Indebtedness senior in rank to, or pari passu with, any of the Notes; provided, however, that the Company may incur Indebtedness (in addition to the New Notes) senior in rank to, or pari passu with, any of the Notes if the proceeds of such additional Indebtedness are sufficient to, and are used to, redeem in full all of the outstanding Notes in accordance with the terms of the Notes.

          (c) So long as 35% of the aggregate principal Face Amount of the Notes (excluding any additional Notes issued pursuant to the terms thereof) remain outstanding and the Purchasers or their Permitted Transferees hold not less than 50% of the aggregate principal Face Amount of the Notes (excluding any additional Notes issued pursuant to the terms thereof), the Company shall not Guarantee any Indebtedness of its Subsidiaries if the incurrence of any such Guarantee would result in there being outstanding at any time more than $2.5 million in Guarantees of Indebtedness of the Company's Subsidiaries.

          5.4. Conversion of Notes. Unless otherwise provided herein, the Notes shall be convertible into Ordinary Shares as provided in the Notes.

     6.   Interpretation.
          --------------

          6.1. Definitions.
               -----------

          "Action" shall have the meaning set forth in Section 7.1(b)(i).

          "Affiliate" shall mean, as to any specified Person, any other Person directly or indirectly controlling or controlled by or under the direct or indirect common control with such specified Person, provided, however, that none of the Purchasers shall be deemed an Affiliate of the Company for purposes hereof. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by agreement or otherwise. For the purposes of this Agreement, Affiliates of Shamrock Holdings of California, Inc. shall include (i) any entity which 50% or more of its voting or equity securities are owned, directly or indirectly, by Shamrock Holdings, Inc. or Shamrock Holdings of California, Inc., any executive officers of Shamrock Holdings, Inc. or Shamrock Holdings of California, Inc. and/or any member of the Roy E. Disney family (or any trust for his/her benefit) and (ii) any entity in which Shamrock Holdings Inc. or Shamrock Holdings of California or any of the foregoing referenced in (i) serves as a general partner or manager.

          "Agreement" shall have the meaning ascribed thereto in the Preamble.

          "Articles of Association" shall mean the Articles of Association of the Company as currently in effect.

          "Board of Directors" shall mean the Board of Directors of the Company.

          "Business Day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

          "Capital Expenditures" shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations.

          "Capital Stock" shall mean, in the case of the Company, any and all shares (however designated) of the capital stock of the Company now or hereafter outstanding.

          "Capitalized Lease" shall mean, with respect to any Person, any lease or any other agreement for the use of property which, in accordance with GAAP, should be capitalized on the lessee's or user's balance sheet.

          "Capitalized Lease Obligation" of any Person shall mean and include, as of any date as of which the amount thereof is to be determined, the amount of the liability capitalized or disclosed (or which should be disclosed) in a balance sheet of such Person in respect of a Capitalized Lease of such Person.

          "Closing" shall have the meaning ascribed thereto in Section 1.3.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Company" shall have the meaning ascribed thereto in the Preamble.

          "Consolidated" or "consolidated", when used with reference to any financial term in this Agreement (but not when used with respect to any Tax Return or Tax Liability), shall mean the aggregate for two or more Persons of the amounts signified by such term for all such Persons, with inter-company items eliminated and, with respect to earnings, after eliminating the portion of earnings properly attributable to minority interests, if any, in the capital stock of any such Person or attributable to shares of preferred stock of any such Person not owned by any other such Person.

          "Contracts" shall mean all agreements, contracts, leases, purchase orders, arrangements, commitments and licenses to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.

          "Credit Agreements" shall mean the bank credit facilities of the Company or its Subsidiaries with an affiliate of First International Bank of Israel Ltd., Bank Leumi Le Israel B.M., Bank Ha'mizrachi B.M., Bank Discount Le'israel B.M. or Bank Hapoalim B.M., as existing on the date hereof, which are either fully secured or which prohibit the Company and its Subsidiaries from pledging all of their assets (or all of their assets other than those assets secured under any other Credit Agreement) to secure any obligations of the Company or its Subsidiaries.

          "Dollars" or "$" shall mean the lawful currency of the United States of America.

          "Environmental Laws" shall mean any and all Laws, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

          "Equity Interests" shall mean any capital stock, partnership interest, joint venture interest or other equity interest or warrants, options or other rights to acquire any capital stock, partnership interest, joint venture interest or other equity interest.

          "Equity Securities" shall mean, with respect to any Person, shares of capital stock or other equity interest of such Person, and any rights, options or warrants to purchase stock or other securities exchangeable for or convertible into capital stock of or other equity interest in such Person.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Exchange Act of 1934, as amended, shall include reference to the comparable section, if any, of any such successor federal statute.

          "Face Amount" for each Note shall mean the principal amount at Stated Maturity of such Note as indicated on the face of such Note.

          "GAAP" shall mean U.S. generally accepted accounting principles, consistently applied.

          "Governmental Entity" shall mean any supernational, national, foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority.

          "Guaranty" or "Guarantee" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of any Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such
Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of such Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of any computations made under this Agreement, a Guarantee in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the outstanding amount of the Indebtedness for borrowed money that has been guaranteed, and a Guarantee in respect of any other Liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such Liability or dividend.

          "Hazardous Material" means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

          "Holder" shall mean, at any time of reference, a Person in whose name a Note is registered in the Note Register at such time.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Indebtedness" shall mean, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers and similar accrued liabilities incurred in the ordinary course of business and paid in a manner consistent with industry practice), (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by such Person whether or not the obligations secured thereby have been assumed, (vi) all Capitalized Lease Obligations of such Person, (vii) all Guarantees of such Person, (viii) all obligations (including, but not limited to, reimbursement obligations) relating to the issuance of letters of credit for the account of such Person, (ix) all obligations arising out of foreign exchange contracts, and
(x) all obligations arising out of interest rate and currency swap agreements, cap, floor and collar agreements, interest rate insurance, currency spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

          "Indemnified Person" shall have the meaning ascribed thereto in
Section 7.1(b).

          "Intellectual Property" shall mean (a) Patents, (b) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments of the foregoing (in whatever form or medium) and (i) all licenses, sublicenses, permissions or agreements in connection with the foregoing.

          "Intercompany Indebtedness " shall mean any Indebtedness owed by the Company to any of its Subsidiaries or by any of the Company's
Subsidiaries to the Company.

          "Israeli GAAP" shall mean Israeli generally accepted accounting principles, consistently applied.

          "Law" shall include any foreign, federal, state, or local law, statute, rule, regulation, Order or other restriction of any court or other Governmental Entity.

          "Liability" shall mean any debt, liability or obligation, whether known or unknown, asserted or unasserted, accrued, absolute, contingent or otherwise, whether due or to become due.

          "Lien" shall mean, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

          "Litigation" shall mean any claim, demand, notice, action, suit, proceeding, arbitration, investigation, civil, criminal or administrative action, audit, inquiry or hearing by or before any Governmental Entity or private arbitration tribunal.

          "Majority Holders" means the Holders of a majority of the then outstanding principal Face Amount of the Notes or a majority of the then outstanding Ordinary Shares issued upon conversion of all or any portion of the Notes.

          "Material" shall mean material in relation to the properties, business, prospects, operations, earnings, assets, Liabilities, condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, whether or not in the ordinary course of business.

          "Material Adverse Effect" shall mean a material adverse effect on
(a) the properties, business, operations, earnings, assets, Liabilities or the condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, whether or not in the ordinary course of business, (b) the ability of the Company or any of its Subsidiaries to perform its obligations under any of the Transaction Documents to which it is a party,
(c) the validity or enforceability of any of the Transaction Documents, (d) the rights, remedies, powers and privileges of the Holders under any of the Transaction Documents or (e) the timely payment or performance of the Obligations.

          "New Notes" shall mean Indebtedness of the Company in the form of unsecured notes convertible into Ordinary Shares that are issued or incurred on or prior to the date which is 30 days after the Closing hereunder in a maximum aggregate amount of $25 million in compliance with
Section 5(u) of the Notes, which New Notes may rank pari passu with the Notes and which notes do not contain, and are not issued with, terms more favorable to the purchasers thereof than the terms of the Notes issued under this Agreement, the determination of which shall be made by the Purchasers following the delivery to the Purchasers of the final proposed terms of such notes and the Purchasers' approval thereof.

          "Note Register" shall have the meaning ascribed thereto in
Section 4.1.

          "Notes" shall have the meaning ascribed thereto in the Recitals.

          "Obligations" shall mean any and all obligations of the Company or any of its Subsidiaries at any time and from time to time for the performance of its agreements, covenants and undertakings under or in respect of the Transaction Documents to which the Company or such Subsidiary is a party.

          "Officers' Certificate" shall mean a certificate signed by any two officers of the Company, one of whom must be the Chairman of the Board of Directors, the President, or the Chief Financial Officer, of the Company.

          "Order" shall mean any judgment, order, writ, injunction, ruling, decree, stipulation or award of any Governmental Entity or private arbitration tribunal.

          "Outstanding" or "outstanding" shall mean, when used with reference to the Notes at a particular time, all Notes theretofore issued as provided in this Agreement, except (i) Notes theretofore reported as lost, stolen, damaged or destroyed, or surrendered for transfer, exchange or replacement, in respect to which replacement Notes have been issued,
(ii) Notes theretofore paid in full, and (iii) Notes theretofore canceled by the Company following their repayment in full or purchase by the Company.

          "Patents" shall mean, collectively, (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereon, (b) all patents, patent applications and patent disclosures, (c) all reissues, divisions, continuations, revisions reexaminations, renewals, extensions and continuations-in-part thereof) and
(d) all rights, now existing or hereafter coming into existence, (i) to all income, royalties, damages, and other payments (including in respect of all past, present and future infringements) now or hereafter due or payable under or with respect to any of the foregoing, (ii) to sue for all past, present and future infringements with respect to any of the foregoing and
(iii) otherwise accruing under or pertaining to any of the foregoing throughout the world, including all inventions and improvements described or discussed in all such patents and patent applications.

          "Permitted Liens" means (i) Liens existing on the date hereof and set forth on Schedule 6.1(b) (ii) Liens (other than any Lien imposed under ERISA or any Environmental Laws) for Taxes, assessments or charges of any Governmental Entity for claims not yet due or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with the provisions of Israeli GAAP and enforcement thereof is stayed; (iii) Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens (other than any Lien imposed under ERISA) not voluntarily granted for amounts not yet due or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with the provisions of Israeli GAAP, and enforcement thereof is stayed; (iv) Liens (other than any Lien imposed under ERISA), incurred or deposited made in the ordinary course of business including, without limitation, surety bonds and appeal bonds, in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts; (v) easements (including without limitation reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and other similar restrictions, charges or encumbrances (whether or not recorded) and other Liens incurred in the ordinary course of business, that do not secure Indebtedness or the deferred purchase price of any asset and that do not interfere materially with the ordinary conduct of the business of the Company or any Subsidiary of the Company and that do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Company or any Subsidiary of the Company; and (vi) building restrictions, zoning laws and other statutes, laws, rules, regulations, ordinances and restrictions, and any amendments thereto, now or at any time hereafter adopted by any governmental authority having jurisdiction.

          "Permitted Transferees" means (i) any Affiliate of Shamrock Holdings of California, Inc., and (ii) Private Equity Holding, A.G. ("PEH") and any entity which controls, is controlled by or under common control with, PEH.

          "Person" shall mean any individual, firm, corporation, limited liability company, partnership, company or other entity, and shall include any successor (by merger or otherwise) of such entity.

          "Purchase Price" shall have the meaning ascribed thereto in
Section 1.2.

          "Purchaser" and "Purchasers" shall have the meaning ascribed thereto in the Preamble.

          "Registration Rights Agreement" shall mean the Registration Rights Agreement dated the date hereof between the Purchasers and the Company with respect to the Notes.

          "Related Parties" shall mean Affiliates of the Company or any of its Subsidiaries and directors or officers of the Company or any of its Subsidiaries (including any family members of such directors and officers).

          "Replacement Facility" shall mean any credit agreement with a banking institution evidencing any amendment, extension, renewal, refunding or refinancing of the Credit Agreements.

          "SEC" shall mean the United States Securities and Exchange
Commission.

          "Securities" shall mean the Notes and the Ordinary Shares issuable upon the conversion of the Notes.

          "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Act shall include reference to the comparable section, if any, of such successor federal statute.

          "Senior Debt" means the following, whether outstanding on the date hereof or hereafter created, incurred or assumed by the Company:

          (a) the principal of, the premium and interest on, all loans, letters of credit, bankers' acceptances and other extensions of credit under the Credit Agreement, all commitment, facility and other fees payable under the Credit Agreement, and all expenses, reimbursements, indemnities and other amounts payable by the Company under the Credit Agreement;

          (b) any Replacement Facility, provided that such indebtedness was
(i) incurred in compliance with the terms hereof, (ii) is secured or prohibits the Company and its Subsidiaries from pledging all of their assets to secure any obligations of the Company or its Subsidiaries, (iii) is in one tranche (which can have both a revolving component and a term component) and (iv) all lenders under such Replacement Facility shall be equally and ratably secured or the negative pledge covenant shall be for the benefit of all such lenders; and

          (c) all interest accrued or accruing on any obligation described in clauses (a) or (b) above after the commencement of any insolvency, bankruptcy, or receivership case or proceeding in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing any such indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such case or proceeding.

     Notwithstanding the foregoing, "Senior Debt" shall not include any indebtedness which is not secured in whole or which allows the Company and its Subsidiaries to pledge any of their assets to secure any obligations of the Company or its Subsidiaries.

          "Stated Maturity", when used with respect to any Security or any installment of interest thereon, shall mean the date specified in such Security as the fixed date on which the principal of such Security or such installment of interest is due and payable.

          "Subsidiary" means, with respect to any Person, (i) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof, (ii) any other Person (other than a corporation), including, without limitation, a joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Persons performing similar functions), (iii) the management of which is otherwise controlled, directly or indirectly, by such Person or (iv) any other Person required to be consolidated with such Person in accordance with generally accepted accounting principles. For purposes of this definition (and for the determination of whether or not a Subsidiary is a wholly owned Subsidiary of a Person), any directors' qualifying shares or investment by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

          "Tax" and "Taxes" shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, value added, license, excise, franchise, capital, net worth, estimated, withholding, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, inventory, asset, gains, transfer or excise tax, or any other tax, levy, custom, duty, impost, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty or additions to tax, imposed by any Governmental Entity and, including, without limitation, any Taxes of another Person owing under a contract, as transferee or successor, under Treas. Reg. ss. 1.1502-6 or analogous state, local or foreign law, or otherwise.

          "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          "Transaction Documents" shall mean this Agreement, the Notes and the Registration Rights Agreement.

          6.2. Accounting Principles. The character or amount of any asset, liability, capital account or reserve and of any item of income or expense required to be determined pursuant to this Agreement, and any consolidation or other accounting computation required to be made pursuant to this Agreement, and the construction of any definition in this Agreement containing a financial term shall be determined or made, as the case may be, in accordance with GAAP, to the extent applicable, unless such principles are inconsistent with the express requirements of this Agreement.

     7.   Miscellaneous.
          -------------

          7.1. Payments; Indemnity. (a) The Company agrees that, so long as any Holder shall hold any Notes, it will make all payments hereunder and under the Notes in immediately available funds by wire transfer on the date due in such manner as each Holder may reasonably request in writing. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day. If the date for payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension will be included in the computation of the interest payable on such next succeeding Business Day.

          (b) (i) The Company and its Subsidiaries shall jointly and severally indemnify and hold harmless each Purchaser, each Holder and each of their respective Affiliates, and each such Person's respective officers, directors, partners, members, employees, attorneys, agents and representatives (each, an "Indemnified Person") from and against any and all suits, actions, proceedings, claims (collectively, "Actions"), damages, losses, Liabilities and out-of-pocket expenses (including reasonable attorneys' fees and disbursements incurred in enforcing this indemnity and other costs of investigation or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Transaction Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith.

               (ii) The Company and its Subsidiaries shall jointly and severally indemnify and hold harmless each Indemnified Person from and against any and all Actions, damages, losses, Liabilities and out-of-pocket expenses (including reasonable attorneys' fees and disbursements incurred in connection with enforcing this indemnity and other costs of investigation or defense, including those incurred upon any appeal) based upon, arising out of, or in connection with any breach of any representation, warranty or covenant of the Company contained in this Agreement or any Transaction Document.

               (iii) Upon receipt by any Indemnified Person of any Action against such Indemnified Person with respect to which indemnity may be sought under this Agreement or any other Transaction Document, such Indemnified Person shall promptly notify the Company in writing, provided that failure so to notify the Company shall not relieve the Company from any Liability that the Company may have on account of this indemnity or otherwise, except to the extent the Company shall have been materially prejudiced by such failure. The Company shall, at its option, assume the defense of any Action including the employment of counsel reasonably satisfactory to such Indemnified Person. Any Indemnified Person shall have the right to employ separate counsel in any such Action and participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of such Indemnified Person, unless: (i) the Company has failed promptly to assume the defense and employ counsel or (ii) the named parties to such Action (including any impleaded parties) include such Indemnified Person and the Company, and such Indemnified Person and the Company shall have been advised by counsel that there may be one or more legal defenses available to such Indemnified Person that are different from or in addition to those available to the Company or there is or may be a conflict between the Company and any Indemnified Person (in which case the Company may not assume the defense). In the event that any Indemnified Person shall become entitled to separate counsel under this Agreement or any other Transaction Document, the Company shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any Action in the same jurisdiction, in addition to any local counsel. In addition, the Company will not, without prior written consent of such Indemnified Person, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Person from all liabilities and expenses arising out of such Action.

          (c) The Company shall bear all sales, documentary, transfer, stamp or other similar Taxes and all filing fees and expenses incurred in connection with the transactions contemplated by this Agreement and shall indemnify and hold harmless each Indemnified Purchaser from and against any such Taxes.

          7.2. Severability. If any term, provision, covenant or restriction of this Agreement or any Exhibit or Schedule hereto is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement and such Exhibits and Schedules shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

          7.3. Specific Enforcement. The Holders, on the one hand, and the Company, on the other, acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Holders shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at Law or equity.

          7.4. Entire Agreement. The Transaction Documents (including the Schedules and Exhibits hereto and thereto) contain the entire understanding of the parties with respect to the transactions contemplated hereby and thereby.

          7.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          7.6. Notices and other Communications. All notices, consents, requests, instructions, approvals, financial statements, proxy statements, reports and other communications provided for herein shall be deemed given, if in writing and delivered personally, by telecopy or sent by registered mail, postage prepaid, if to:

          The Company, to:

          Gilat Communications Ltd.
          21/D Yaga Kapaim Street
          P.O. Box 3675
          Petach-Tikva, Israel
          Telephone:  (972-3) 925-5000
          Facsimile:  (972-3) 925-5123
          Attention:  Chief Financial Officer

          With a copy to:

          Kleinhendler & Halevy, Law Offices
          30 Kalisher Street, 6th Floor
          Tel Aviv, Israel 55257
          Telephone:  (972-3) 510-7575
          Facsimile:  (972-3) 510-7528
          Attention:  Gene Kleinhendler, Adv.

          and to:

          Arnold & Porter
          399 Park Avenue
          New York, New York  10022
          Telephone:  (212) 715-1000
          Facsimile:  (212) 715-1399
          Attention:  Steven G. Tepper, Esq.

          The Purchasers,

          Shamrock Holdings, Inc.
          4444 Lakeside Drive
          Burbank, California  91505
          Telephone:  (818) 845-4444
          Facsimile:  (818) 842-3142
          Attention:  Robert G. Moskowitz

          With a copy to:

          Fried, Frank, Harris, Shriver & Jacobson
          350 South Grand Avenue, 32nd Floor
          Los Angeles, CA  90071
          Telephone:  (213) 473-2000
          Facsimile:  (213) 473-2222
          Attention:  David K. Robbins, Esq.

or to such other address as any party may, from time to time, designate in a written notice given in a like manner.

          7.7. Amendments. This Agreement may be amended as to the Purchasers, any Holder and their respective successors and assigns, and the Company may take any action herein prohibited, or omit to perform any act required to be performed by it, if the Company shall obtain the written consent of the Majority Holders. This Agreement may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification or discharge is sought or by parties with the right to consent to such waiver, change, modification or discharge on behalf of such party.

          7.8. Successors and Assigns. All covenants and agreements contained herein shall bind and inure to the benefit of the parties hereto and their respective successors and assigns (including, without limitation, any subsequent Holder of a Note).

          7.9. Expenses. The Company agrees to pay to each Holder all reasonable costs and expenses incurred by such Holder relating to any future amendment or supplement to any of the Transaction Documents or any of the Notes (or any proposal by the Company for such amendment or supplement) whether or not consummated or any waiver or consent with respect thereto (or any proposal for such waiver or consent) whether or not consummated, and all costs and expenses of such Holder relating to the enforcement of any of the Transaction Documents.

          7.10. Future HSR Act Filings. The Company covenants and agrees to notify the Purchasers promptly following the close of each fiscal year following the date of this Agreement if the representations made in Section
2.28 no longer continue to be true and correct in all respects with respect to the aggregate book value of the Company's assets in the United States or the aggregate amount of the Company's sales in or into the United States, or if either of such book value or sales exceeds the thresholds set forth in such Section 2.28. If any filing under the HSR Act with respect to the transactions contemplated by this Agreement becomes necessary on the advice of counsel to the Purchasers, including, without limitation, as a result of the issuance of Ordinary Shares upon conversion of the Notes, the Company covenants and agrees to use, and to cause its Subsidiaries and Affiliates to use, its best efforts to take or cause to be taken all actions necessary, including to promptly and fully comply with any requests for information from regulatory authorities, to obtain any consent, waiver, approval or authorization relating to the HSR Act that is required in connection with the transactions contemplated hereby. The Company agrees to pay all filing fees and expenses required in connection with any such filing required to be made under the HSR Act.

          7.11. Nasdaq Listing. The Company will at all times take or cause to be taken all actions necessary or advisable to maintain in full force and effect the listing of its Ordinary Shares on the Nasdaq National Market, including with respect to the listing thereon of all Ordinary Shares issuable upon conversion of any of the Notes.

          7.12. Reservation of Shares. The Company shall at all times reserve and keep available for issuance upon the conversion of any of the Notes, free from any preemptive rights, such number of its authorized but unissued Ordinary Shares as will from time to time be sufficient to permit the conversion of all outstanding Notes, and shall take all action required to increase the authorized number of Ordinary Shares if necessary to permit the conversion of all outstanding Notes.

          7.13. Directors. (a) Upon the Closing, the Majority Holders shall be entitled to designate a non-voting observer to attend and participate in (but not to vote at) all meetings of the Board of Directors (the "Non-Voting Observer"). The Non-Voting Observer shall have the same access to information concerning the business and operations of the Company and at the same time as directors of the Company and shall be entitled to participate in discussions and to consult with the Board of Directors without voting, and the Board of Directors shall give due consideration to the advice and recommendations of such Non-Voting Observer. The Non-Voting Observer shall hold office until the terms and conditions stated in section
(b) below are satisfied.

          (b) Promptly after the Closing, the Company shall use its best efforts to convene a meeting of the shareholders of the Company and recommend to the stockholders an increase in the size of the Board of Directors up to 10 (the "Board Increase"). In the event the Board Increase is approved, at the meeting held for approval of such increase, the Company shall use its best efforts to cause the Non-Voting Observer (or any such individual so designated pursuant to this paragraph from time to time, a "Purchaser Designee") to be nominated to the Board of Directors and shall recommend to the stockholders the election of such Purchaser Designee as director. In the event that any vacancy arises on the Board of Directors prior to the Board Increase, the Company shall use its best efforts to cause the Purchaser Designee to be nominated to the Board of Directors and recommend to the Board of Directors the appointment of such Purchaser Designee as a director. After the Purchaser Designee becomes a director, as long as (i) 35% or more of the aggregate principal Face Amount of the Notes (excluding any additional Notes issued pursuant to the terms thereof) remain outstanding and the Purchasers or their Permitted Transferees hold at least 50% of the aggregate principal Face Amount of the Notes (excluding any additional Notes issued pursuant to the terms thereof), or (ii) the Purchasers or their Permitted Transferees beneficially own at least 35% of the Ordinary Shares issuable upon conversion of the Notes, the Company, in connection with any annual meeting of stockholders at which directors are to be elected or the term of a Purchaser Designee is to expire, will use its best efforts to cause such Purchaser Designee to be elected to the Board of Directors including, without limitation, inclusion of such Purchaser Designee on the slate of directors submitted by the Company to the stockholders for appointment or election. In the event of any vacancy arising by reason of the resignation, death, removal or inability to serve of any Purchaser Designee, the Majority Holders shall be entitled to designate a successor to fill such vacancy for the unexpired term (and, thereafter, such successor shall be deemed a Purchaser Designee for all purposes of this paragraph). If a designee of the Holders of the Notes is no longer a member of the Company's Board of Directors because either event specified in clause (i) or (ii) of this paragraph (b) is not applicable, the Majority Holders' right to have a Non-Voting Observer pursuant to
Section 7.13(a) hereof shall be reinstated.

          (c) In addition to any requirements specified in the charter documents of the Company, the Company shall notify each Purchaser Designee and the Non-Voting Observer, by telecopy, of every meeting (or action by written consent) of the Board of Directors and of any committee of the Board of Directors, at least seven Business Days in advance of such meeting (or distribution of written consents), or, if such notice under the circumstances is not practicable, as soon before the meeting (or distribution) as is practicable.

          (d) The Non-Voting Observer shall be entitled to indemnification from the Company to the maximum extent permitted by law as though he or she were a director of the Company.

          (e) The Company covenants and agrees to expand the size of the Board of Directors from eight to up to ten members (including the outside directors) to fulfill its obligations under the Transaction Documents with respect to the appointment or election of the Purchaser Designee once that individual has been so selected for election or appointment subject to the terms and conditions described in section (b) above.

          7.14. Survival. All covenants, agreements, representations and warranties contained herein and in any certificates delivered pursuant hereto in connection with the transactions contemplated hereby shall survive the Closing and the delivery of the Transaction Documents, regardless of any investigation made by or on behalf of any party.

          7.15. Transfer of Notes and Ordinary Shares. Each Holder understands and agrees that the Notes and the Ordinary Shares issuable upon conversion of the Notes have not been registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such laws or transactions as to which an exemption from the registration requirements of the Securities Act and, where applicable, such laws are available. Each Holder acknowledges that, except as provided in the Registration Rights Agreement, such Holder has no right to require the Company to register the Notes. Each Holder understands and agrees that each Note or certificate representing the Notes shall bear the following legends:

          THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE. THIS NOTE AND SUCH SHARES MAY BE OFFERED OR SOLD ONLY IF REGISTERED UNDER THE SECURITIES ACT OF 1933 OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

          7.16. Governing Law. THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING
CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

          7.17. Submission to Jurisdiction. If any Litigation shall be brought by any party which arises out of or is related in any manner to this Agreement or any of the Notes, the parties hereby consent and submit to the jurisdiction of the state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement. Notwithstanding the foregoing sentence, a court sitting in Israel may exercise jurisdiction solely in connection with the enforcement of any judgment rendered by such federal or state court in the area comprising the Southern District of New York. Each party hereto hereby irrevocably waives any objection, including, but not limited to, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such Litigation in such jurisdiction.

          7.18. Service of Process. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by applicable law or to commence legal proceedings or otherwise proceed against the other party in any other jurisdiction.

          7.19. Waiver of Jury Trial. The Company hereby waives any right it may have to a trial by jury in respect of any action, proceeding or litigation directly or indirectly arising out of, under or in connection with, THIS AGREEMENT AND THE NOTES.

          7.20. Public Announcements. Neither the Company nor any Purchaser shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld) except as may be required by Law. If a public statement is required to be made by Law, the parties shall consult with each other in advance as to the contents and timing thereof.

          7.21. Further Assurances. The Company agrees that it shall, at the Company's expense and upon the reasonable request of the Purchasers, duly execute and deliver, or cause to be duly executed and delivered, to the Purchasers such further instruments, agreements and documents and do and cause to be done such further acts as may be reasonably necessary or proper in the in the discretion of the Purchasers to carry out more effectually the provisions and purposes of the Transaction Documents.

          7.22. Transfer of Notes. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. Subject to this Section 7.22, the Purchasers may freely assign their rights under any of the Transaction Documents (including all or any portion of the Notes) to any other Person, and the Company acknowledges that the Purchaser currently contemplates the assignment of all or a portion of the Notes to one or more Permitted Transferees; provided, however that the Purchasers shall not knowingly assign their rights under any of the Transaction Documents or any of the Notes to any entity primarily engaged in e-learning and training services or VSAT satellite business without the prior written consent of the Board of Directors. Any such transferee shall be deemed a Purchaser for all purposes of the Transaction Documents. Each such transferee shall deliver to the Company a written representation substantially in the form of Section 3.3 herein.

          7.23. Signatures. This Agreement shall be effective upon delivery of original signature pages or facsimile copies thereof executed by each of the parties hereto.

          IN WITNESS WHEREOF, the Company, the Purchasers have caused this Agreement to be executed and delivered by their respective officers or partners thereunto duly authorized.


                                        GILAT COMMUNICATIONS LTD.

                                        By: /s/ Noam Fink
                                           ---------------------------------
                                           Name:  Noam Fink
                                           Title: Executive Vice President
                                                  & Chief Financial Officer


                                        SHAMROCK HOLDINGS
                                        OF CALIFORNIA, INC.

                                        By: /s/ Robert G. Moskowitz
                                           ---------------------------------
                                           Name:  Robert G. Moskowitz
                                           Title: Executive Vice President